EXHIBIT 99.1

Performance Sports Group Discloses Receipt of Director Nomination
No Shareholder Action Required at This Time

EXETER, NH – September 15, 2015 – Performance Sports Group Ltd. (NYSE: PSG) (TSX: PSG) (“Performance Sports Group” or the “Company”), a leading developer and manufacturer of high performance sports equipment and apparel, today disclosed that it has received a notice from the Walter Graeme Roustan Trust regarding its intention to nominate W. Graeme Roustan as a director candidate at the Company’s 2015 Annual and Special Meeting of Shareholders on October 14, 2015.

Performance Sports Group shareholders of record as of the close of business on August 28, 2015 are entitled to attend the Annual and Special Meeting of Shareholders and vote their common shares.  Performance Sports Group shareholders are not required to take any action at this time.

The Company issued the following statement:

Early in the year, Mr. Roustan requested that he be added to the Company’s Board of Directors.  After considering his request, the Board of Directors, based on the recommendation of the Corporate Governance and Nominating Committee, unanimously determined that it was not in the Company’s best interest to recommend that Mr. Roustan be nominated to the Board of Directors.

It is unfortunate that Mr. Roustan has decided to engage in an unnecessary and costly proxy contest at a time when it is clear that the Company is successfully implementing its corporate strategy, capturing market share and driving performance.

Since its IPO, Performance Sports Group has consistently demonstrated an ability to drive growth across its sports brands, including solidifying its position as the No. 1 global hockey brand, acquiring the No. 1 North American brand in diamond sports, and expanding its presence in the growing lacrosse market. On a currency-neutral basis, the Company continues to expect that all of its businesses will grow faster than their underlying markets and profits will grow faster than revenues.

The Company’s management team has also proven that it can successfully identify, acquire and integrate accretive businesses. Since 2008, the Company has effectively completed and integrated seven acquisitions that have bolstered sales and increased market share in an increasingly competitive industry. Furthermore, the current Board of Directors is comprised of nine highly-qualified individuals – eight of whom are independent.  Our directors’ broad and complementary set of skills and experience make them well qualified to serve and represent the best interests of all of our shareholders.

The Company will provide shareholders with proxy related materials, including a WHITE proxy card and a formal notice and proxy statement, in connection with the 2015 Annual and Special Meeting of Shareholders in due course.  In the meantime shareholders are urged to ignore any other materials they may receive until they have had an opportunity to review Performance Sports Group’s information.

Stikeman Elliott LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP are serving as legal advisors to Performance Sports Group and DF King is assisting with proxy solicitation.

Additional Information and Where to Find It

The Company has filed an amended preliminary proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) on September 15, 2015 with respect to its 2015 Annual and Special Meeting of Shareholders (the “preliminary proxy statement”).  SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PRELIMINARY PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

The Company, its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the matters to be considered at the Company’s 2015 Annual and Special Meeting.  Information about the Company’s directors and executive officers is available in the preliminary proxy statement.  Shareholders may obtain the preliminary proxy statement, any amendments or supplements to the preliminary proxy statement and other documents filed by the Company with the SEC free of charge at the SEC’s website at www.sec.gov and on SEDAR at www.sedar.com. Copies also will be available free of charge by contacting Investor Relations at (603) 610-5802.

This press release does not and is not meant to constitute a solicitation of a proxy within the meaning of applicable securities laws. Shareholders are not being asked to execute a proxy in favor of the matters set forth in this press release at this time. The Company intends to file a definitive proxy statement in due course in compliance with applicable securities law.

Caution Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of applicable securities laws including with respect to, among other things, the 2015 Annual and Special Meeting of Shareholders on October 14, 2015, proxy related materials and shareholder communications andthat, on a currency-neutral basis, the Company continues to expect that all of its businesses will grow faster than their underlying markets and profits will grow faster than revenues. The words "may," "will," "would," "should," "could," "expects," "plans," "intends," "trends," "indications," "anticipates," "believes," "estimates," "predicts," "likely" or "potential" or the negative or other variations of these words or other comparable words or phrases, are intended to identify forward-looking statements.

Forward-looking statements, by their nature, are based on assumptions, including those described herein and are subject to important risks and uncertainties. Many factors could cause the Company's actual results to differ materially from those expressed or implied by the forward-looking statements, including, without limitation, the factors identified in the "Risk Factors" section of the Company’s annual report on Form 10-K, which is available on EDGAR at www.sec.gov and SEDAR at www.sedar.com.

Furthermore, unless otherwise stated, the forward-looking statements contained in this press release are made as of the date of this press release, and we have no intention and undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Performance Sports Group Ltd.

Performance Sports Group Ltd. (NYSE: PSG) (TSX: PSG) is a leading developer and manufacturer of ice hockey, roller hockey, lacrosse, baseball and softball sports equipment, as well as related apparel and soccer apparel. The Company is the global leader in hockey with the strongest and most recognized brand, and it holds the No. 1 North American position in baseball and softball. Its products are marketed under the BAUER, MISSION, MAVERIK, CASCADE, INARIA, COMBAT and EASTON brand names and are distributed by sales representatives and independent distributors throughout the world. The Company is focused on building its leadership position by growing market share in all product categories and pursuing strategic acquisitions. Performance Sports Group is a member of the Russell 2000 and 3000 Indexes, as well as the S&P/TSX Composite Index. For more information on the Company, please visit www.PerformanceSportsGroup.com.

Company Contact:
Amir Rosenthal
President, PSG Brands and Chief Financial Officer
Performance Sports Group Ltd.
Tel 1-603-610-5802
Email: investors@performancesportsgroup.com

Investor Relations:
Liolios Group Inc.
Cody Slach
Tel 1-949-574-3860
Email: PSG@liolios.com

Media Contact:
Steve Jones
Sr. Director, Corporate Communications
Performance Sports Group Ltd.
Tel 1-603-430-2111
Email: media@performancesportsgroup.com
or
Dan Gagnier/Devin Broda
Sard Verbinnen & Co
Tel 1-212-687-8080